Exhibit 10.17

HEMOSENSE, INC.

EMPLOYMENT AGREEMENT

This Agreement is entered into as of June 3, 2002, (the “Effective Date”) by and between HemoSense, Inc. (the ”Company”), and James D. Merselis (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will serve as President and Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Board Membership. During the Employment Term, Executive will serve as a member of the Board, subject to any required Board and/or stockholder approval. If so requested by the Board, Executive agrees to submit his resignation from the Board at such time as he is no longer serving as the Company’s Chief Executive Officer.

(c) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a minimum base salary at the annualized rate of $225,000 (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding of applicable taxes.

(b) Performance Bonus. Executive will be eligible for annual performance bonuses to be based on performance goals to be determined by the Board and Executive. The maximum bonus for the first year of the Employment Term shall be 15% of the Base Salary. Maximum bonuses for future years will be set at 50% of Executive’s then current base salary.

(c) Stock Option. Subject to the approval of the Board, Executive will be granted an immediately exercisable stock option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code), to purchase 580,000 shares of the Company’s Common Stock at an exercise price of $0.20 per share (the “Option”). The Option will vest as follows, subject to Executive’s continued service to the Company on the relevant vesting dates: (i) 58,000 of the shares subject to the Option will vest immediately upon grant and (ii) 87,000 of the shares shall vest upon the earlier to occur of (a) the attainment, during the first six months of Executive’s employment, of milestones to be agreed upon between the Board and Executive or (b) five years from the Option’s vesting commencement date. The remaining 435,000 shares (the “Shares”) shall vest monthly as to 1/42nd of the Shares commencing on the sixth month anniversary of the vesting commencement date. If the Option is exercised by Executive prior to becoming fully vested, the Company will have a repurchase right at the exercise price on any unvested shares subject to the Option that will lapse over time on the vesting schedule set forth in this paragraph. The Option will be subject to the terms, definitions and provisions of the Company’s 1997 Stock Plan (the “Option Plan”) and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

(d) Additional Stock Option Grants. Subject to the approval of the Board, Executive will receive additional incentive stock option grants, totaling up to 193,000 shares in aggregate, upon the achievement of 12 and 18 month milestones to be determined by the Board and Executive. These stock option grants will have exercise prices equal to the fair market value of the Company’s Common Stock as of the date of such grants and shall be subject to the Company’s standard vesting schedule. No such stock option grants will be made if Executive’s employment terminates or if there occurs a Change of Control prior to the applicable milestone dates.

(e) Temporary Housing. During the Employment Term, the Company will reimburse Executive for temporary housing costs for Executive and his family of up to $2,500 per month for up to one year. The Board or the Compensation Committee of the Board shall approve in advance the cost of such temporary housing hereunder.

(f) Relocation and Related Travel Reimbursement. During the Employment Term, the Company will reimburse Executive for: (i) reasonable moving expenses incurred by Executive and his family during their relocation from Executive’s primary residence in Seattle, Washington to the San Francisco Bay Area, (ii) reasonable and customary costs relating to the sale of Executive’s primary residence and (iii) reasonable and customary closing costs relating to the purchase of primary residence in the San Francisco Bay Area (excluding, without limitation, items such as mortgage points, property taxes and homeowner’s insurance premiums). If Executive terminates his employment with the Company prior to the first anniversary of Executive’s relocation, Executive agrees to reimburse the Company for all relocation expenses paid by the Company within 30 days of such termination of employment. The total of all such amounts shall not exceed $46,000. The Board or the Compensation Committee of the Board shall approve in advance any single proposed expenditure hereunder in excess of $7,500

(g) Management Incentive Program Participation. Subject to the approval of the Board, Executive will be granted the right to participate in the Company’s management incentive program, which provides for cash incentives for certain members of the Company’s management in the event of an acquisition of the Company. The allocation of benefits under the management incentive program shall be in the sole discretion of the Board.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group health care plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Expenses. The Company will reimburse Executive for reasonable expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Severance Payments.

(a) Involuntary Termination; Constructive Termination. If Executive’s employment with the Company is terminated by the Company without Cause or if a Constructive Termination occurs, and Executive signs and does not revoke a standard release of claims with the Company, Executive shall be entitled to receive the following: (i) if Executive has then been employed by Company less than 12 months from the Effective Date, Executive shall receive continuing severance payments, less applicable withholding taxes, at a rate equal to his then current base salary rate as well as the continuation of any Company payments for Executive’s group health care plan premiums (together, “Severance Payments”), all for a period of three (3) months from the date of such termination and (ii) if Executive has then been employed by Company at least 12 months from the Effective Date, Executive shall receive Severance Payments for a period of nine months from the date of such termination. Any Severance Payments due hereunder shall be paid periodically in accordance with the Company’s normal payroll practices. The Company’s obligation to pay Severance Payments hereunder shall terminate upon the date Executive commences employment with or the provision of full time consulting services to any other corporation or other entity.

(b) Voluntary Termination; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive or for Cause by the Company, then all vesting of all options and restricted stock, if any, will terminate immediately and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned).

7. Acceleration of Stock Option Vesting Upon Certain Events.

(a) Termination Without Cause or Constructive Termination Prior to a Change of Control. If Executive’s employment is terminated by the Company without Cause or terminated by reason of a Constructive Termination prior to the occurrence of a Change of Control but more than six months following the Effective Date, Executive shall receive immediate acceleration of vesting of any then outstanding stock options or restricted stock of the Company as to those shares that would otherwise be vested on the date which is one year from the date of such termination.

(b) Termination Without Cause or Constructive Termination Following a Change of Control. If a Change of Control occurs during the first three months of Executive’s employment and Executive is subsequently terminated without Cause or by a Constructive Termination, Executive shall receive immediate acceleration as to 25% of any restricted stock or unvested shares subject to outstanding stock options. If a Change of Control occurs after the first three months of Executive’s employment and Executive is subsequently terminated without Cause or by a Constructive Termination, Executive shall receive immediate acceleration as to 50% of any restricted stock or unvested shares then subject to outstanding stock options.

(c) Release. The acceleration of stock option vesting described in this Section 7 is conditioned upon Executive signing and not revoking a standard release of claims with the Company.

8. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) Executive’s refusal to follow the reasonable directives of the Board, (ii) Executive’s indictment of a felony or any crime involving moral turpitude or (iii) Executive’s willful gross misconduct or willful gross neglect.

(b) Constructive Termination. For purposes of this Agreement, “Constructive Termination” is defined as (i) a substantial reduction in Executive’s duties, responsibilities or position, (ii) any substantial downward change in Executive’s compensation or benefits, except for such changes which are consistent with downward changes for all members of the Company’s management team or (iii) a relocation of Executive’s principal work location to a facility or location more than 50 miles from the Company’s present location without Executive’s prior approval; provided however, that Executive shall provide written notice of any Constructive Termination hereunder and afford the Company 20 days in which to cure any action identified in this Section 8(b). A Change of Control shall not automatically be deemed to be a reduction in Executive’s duties, responsibilities or position hereunder if Executive remains in charge of the business unit that comprises the Company following such Change of Control.

(c) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as the consummation of a merger or consolidation of the Company with, or sale of all or substantially all of the Company’s assets to, any other unaffiliated corporation or entity, other than a merger, consolidation or asset sale which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or asset sale.

9. Confidential Information. Executive agrees to enter into the Company’s standard form of Employment, Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder.

10. Non-Solicitation. Until the date one year after the termination of Executive’s employment with the Company for any reason, Executive shall not either directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause an employee to leave his or her employment either for Executive or for any other entity or person.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one day after being sent by a well established commercial overnight service, or (iii) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

HemoSense, Inc.

600 Valley Way

Milpitas, California 95035

If to Executive:

at the last residential address known by the Company.

13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14. Arbitration.

(a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

15. Integration. This Agreement, together with the Option Plan, Option Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

16. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

17. Absence of Conflict. Executive represents and warrants that his employment by the Company or execution of this Agreement shall not conflict with nor be constrained by any prior employment or consulting agreement or other relationships or agreements.

18. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

19. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

HEMOSENSE, INC.

By:	/s/ GREGORY M. AYERS
Name:	Gregory M. Ayers
Title:	President & CEO

EXECUTIVE:

/s/ JAMES D. MERSELIS
James D. Merselis

[Signature Page to Employment Agreement]